Exhibit 101
SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”), is made and entered into as of May 31, 2007, by and among Embarq Logistics, Inc. (“Embarq”) (formerly known as Sprint North Supply Company), located at 600 New Century Parkway, Gardner, Kansas, and Xfone USA, Inc. (“Xfone”), located at 2506 Lakeland Drive, Jackson, Mississippi, and Xfone, Inc. (“Parent”), its parent company, located at 2506 Lakeland Drive, Flowood, Mississippi. Where appropriate, Embarq and Xfone are referred to herein as the “Parties”.

WHEREAS, Embarq and Xfone are parties to the following documents and agreements:  (1) a Credit Application dated August 24, 2005, submitted to Embarq by Xfone, including Terms and Conditions of Sale attached thereto and incorporated therein; (2) a Quote Summary dated November 2, 2005, submitted to Xfone by Embarq for installation of collocation facilities at seven  BellSouth central office sites in Mississippi (the “Collocation Work”); (3) Purchase Order No. 330606 dated November 16, 2005, issued by Xfone to Embarq to perform the Collocation Work; and (4) seven Notices of Job Completion and Job Acceptance Forms for the Collocation Work, each dated June 21, 2006; and

WHEREAS, a dispute exists between the Parties as to the scope of the Collocation Work, the manner in which it was carried out, and the timeliness of completion, and the Parties each contend that they have sustained damages and are owed money by the other as a result of these disputed issues; and

WHEREAS, the Parties intend through this Agreement to resolve all claims and disputes associated with or related to performance of and payment for the Collocation Work;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, the receipt and sufficiency of which are expressly acknowledged, the Parties hereto, intending to be legally bound, do hereby voluntarily and freely agree, after the opportunity to consult with counsel of their own choosing, to the following terms and conditions in order to settle the differences between and among them as to the above referenced matters:

1.   Settlement Amount.  In consideration for the promises set forth herein, Xfone will pay Embarq a total of Eight Hundred Thirty Thousand Dollars ($830,000) (the “Settlement Amount”), to be paid as follows:  (1) $415,004 to be wire-transferred pursuant to Embarq’s written instructions contemporaneously with the execution of this Agreement (the "First Payment") ; and (2) the balance to be paid by a promissory note in the amount of $414,996 executed by Xfone contemporaneously with its execution of this Agreement in the form attached hereto as Exhibit A (the “Note”).  The Note will provide for payment to be made in six equal installments of $69,166, each due on the 30th day of the month beginning on June 30, 2007 and continuing through November 30, 2007.

2.  Parent Guarantee.  Contemporaneously with its execution of this Agreement, and in consideration of the promises set forth herein, Parent will execute a parent guarantee in the form attached hereto as Exhibit B.

3.   Embarq Release.  Embarq, on behalf of itself, its affiliates, its subsidiaries and divisions, and each of their respective past, present, and future employees, officers, directors, attorneys, representatives, predecessors, successors and permitted assigns, absolutely, unconditionally, completely, forever and without reservation, hereby irrevocably releases, acquits, remises, and forever discharges Xfone and Parent, together with their affiliates, subsidiaries and divisions, and each of their respective past, present, and future employees, officers, directors, attorneys, representatives, predecessors, successors and permitted assigns of and from any and all manner of claims, counterclaims, costs, expenses, demands, rights, liabilities, damages, potential actions, causes of action, suits, judgments, decrees, controversies and the like, of any kind and nature whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, at law, in equity, or otherwise, which Embarq has or ever had against Xfone and/ or Parent in connection with or relating to the Collocation Work.

4.   Xfone and Parent Release.  Xfone and Parent, on behalf of themselves, their affiliates, their subsidiaries and divisions, and each of their respective past, present, and future employees, officers, directors, attorneys, representatives, predecessors, successors and permitted assigns, absolutely, unconditionally, completely, forever and without reservation, hereby irrevocably releases, acquits, remises, and forever discharges Embarq, together with its affiliates, its subsidiaries and divisions, and each of their respective past, present, and future employees, officers, directors, attorneys, representatives, predecessors, successors and permitted assigns, of and from any and all manner of claims, counterclaims, costs, expenses, demands, rights, liabilities, damages, potential actions, causes of action, suits, judgments, decrees, controversies and the like, of any kind and nature whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, at law, in equity, or otherwise, which Xfone and/or Parent have or ever had against Embarq in connection with or relating to the Collocation Work.

5.   Unknown Facts or Claims.   The parties to this Agreement acknowledge and agree that, although they may hereafter discover facts in addition to or different from those which they know or believe to be true as of the date of this Agreement, it is their intention hereby to fully, finally and forever, with respect to each other, settle and release the above described claims and, in furtherance of such intention, the releases shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts.  Each of the parties to this Agreement expressly waives whatever rights it may have under any applicable law providing that a general release does not extend to claims that a party does not know or suspect to exist in its favor at the time of executing this Agreement, and do so having had a full opportunity to consult with counsel and in full understanding the significance of that waiver.

6.    Notices.    All notices, requests or other communications in connection with or relating to this Agreement must be in writing and sent to the addresses first written above by (a) certified mail, with return receipt requested, or (b) Federal Express or other overnight service, or (c) by facsimile and regular mail.  A notice shall be deemed to have been delivered on the date that it is received.

7.    No Admission of Liability.  This Agreement is a compromise of disputed claims, and nothing contained herein shall constitute any adjudication or finding on the merits as to the claims of any Party or shall be construed as an admission of liability or acknowledgement of any fact, allegation, or claim that has been or could have been made concerning the Party in question.  Moreover, this Agreement shall not be construed as, or deemed to be evidence of, any admission or concession of fault, error, omission, or other ground for liability on the part of any Party, and all Parties specifically deny any fault, error, omission or other ground for liability.

8.     Modification and Assignment.  This Agreement may not be modified, assigned, or transferred, except with the written consent of all parties to this Agreement.

9.    No Inducements.  The parties to this Agreement declare and represent that no promises, inducements, or agreements not herein expressed have been made to the parties to this Agreement with respect to the subject matter of this Agreement, that this Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, and that the terms of this Agreement are contractual and not a mere recital.

10.   Authorization.  Each person executing this Agreement represents to the other that this Agreement has been duly authorized, executed and delivered by such party to this Agreement and constitutes the legal, valid and binding obligation of such party to this Agreement, and warrants that he or she has authority to so execute it, and each party to this Agreement hereby waives any claim that such individual was not so authorized.  Each of the parties to this Agreement further represents and warrants that it is duly constituted under applicable laws, that it is validly existing and in good standing under applicable laws, that it has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Agreement by it will not result in any violation or be in conflict with its certificate of incorporation, bylaws or of any agreement, order, judgment, decree, statute, rule or regulation applicable to it.

11.    Ownership of Claims.  Each of the Parties represents that it has not assigned or transferred, in any manner, to any person or entity, any right or interest to which they may be entitled regarding the released claims described herein.  Each Party represents and warrants that it is the owner and holder of all rights and interests concerning the subject matter of this Agreement.

12.   Counterparts and Facsimile Signatures.  This Agreement may be executed in counterparts which, taken together, shall constitute one and the same agreement.  A facsimile signature will be as valid as an original signature for all purposes relevant to this Agreement.

13.   Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

14.   Continuing Effect.  The invalidity, illegality or unenforceability of any provision or part of any provision of this Agreement under any law shall not affect the other provisions or parts of this Agreement, which shall remain in full force and effect.

15.   Governing Law.  This Agreement is governed by the laws of the State of Kansas, without regard to choice of law principles.

16.   Entire Agreement.  This Agreement constitutes the sole, only, entire and complete agreement of the parties to this Agreement relating in any way to the settlement of the claims described herein.  There are no oral or written collateral agreements relating to settlement of these claims, and all prior discussions and negotiations relating to this Agreement are merged, integrated into, and superseded by this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement effective as of the date first written above.

Xfone USA, Inc.

Date: 05/31/2007	By:	/s/ Wade Spooner
Name: Wade Spooner
Title: President

Xfone USA, Inc.

Date: 05/31/2007	By:	/s/ Guy Nissenson
Name: Guy Nissenson
Title: CEO

Embarq Logistics, Inc.

Date: 05/31/2007	By:	/s/ Brad Clark
Name: Brad Clark
Title: VP, Marketing & Sales